Exhibit 10.01

Exhibit A

APPENDIX A

Target Award Opportunity for each Grantee

Position	% of Year-End Base Salary	Range of Award Grant*

Chief Executive Officer	45	22.5 to 67.5

President	30	15.0 to 45.0

Executive Vice President	25	12.5 to 37.5

Senior Vice President	20	10.0 to 30.0

Vice President	15	7.5 to 22.5

Other Participants	10	5.0 to 15.0

Non-Employee Directors		800 Restricted Stock or Stock Units

*	Awards granted pursuant to the Plan will range from 50 to 150 percent of the target award opportunity for each participant, other than non-Employee Directors, established for the initial award. The actual award will be determined based on the three-year average Management Incentive Plan payout percentage (MIP Payout Percentage) for the three years immediately preceding the award determination date. The threshold to earn an award will be a MIP Payout Percentage of 90. The award will increase by five percent for each one percentage point increase in the MIP Payout Percentage until such percentage equals 100, then the increase will be reduced to two and one-half percent for each percentage point increase through 120.

*	Awards granted pursuant to the Plan to Directors will be set at 800 Restricted Stock or Stock Units per year.

*	Once the Awards are established, they will be converted into Restricted Stock or Stock Units, based on the closing price of Common Stock on the New York Stock Exchange on the Award date.

Vesting Schedule of Awards:

(a)	Awards to Employees.

(i) With respect to Awards to Employees, unless otherwise set forth in the Award Agreement or in an amendment to this Appendix A, the Shares or Units subject to an Award shall vest and be paid out in Common Stock over a three (3) year period as follows: forty percent (40%) of the Shares or Units subject to the Award shall vest on the 4th of January following the award (Vesting Commencement Date) and thirty percent (30%) of the Shares or Units subject to the Award shall vest on each of the second and third anniversaries of the Vesting Commencement Date.

(ii) During any authorized leave of absence, the vesting of the Shares or Units awarded to Employees only as provided above shall be suspended after the leave of absence exceeds a period of three (3) months. Vesting of the Shares or Units shall resume upon the Employee’s termination of the leave of absence and return to service to the Company or a Related Entity. The Vesting Schedule of the Shares or Units shall be extended by the length of the suspension.

(iii) Notwithstanding the foregoing, in the event the Employee’s Continuous Service terminates as the result of death, Retirement, or Disability, 100% of the Shares or Units shall become fully vested and no longer subject to forfeiture to the Company. In addition, 100% of the Shares or Units shall become fully vested and no longer subject to forfeiture to the Company immediately prior to a Change in Control Event.

(iv) In addition, with respect to Grantees who are Senior Vice Presidents or above only, in the event such Grantee’s Continuous Service terminates as a result of Good Reason, 100% of the Shares or Units shall become fully vested and no longer subject to forfeiture to the Company.

(v) With respect to Restricted Stock Units, awards shall be credited with notional dividends at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on the Common Stock. Any such notional dividends shall be valued as of the date on which they are credited to the Employee and reallocated to acquire additional Units. Such additional Units shall vest in accordance with the vesting schedule set forth in the applicable Award Agreement as if such Units had been issued on the date of such Award (if any).

For purposes of the Plan, “Good Reason” shall mean, with respect to Employees who are employed in senior vice president level positions and above, (i) a reduction by the Company in the Grantee’s base salary as in effect on the date hereof, or (ii) any material breach of any material provision of any employment agreement between the Grantee and the Company by the Company which is not cured within sixty (60) days after written notice of such breach by the Grantee to the Company.

(b) Awards to Directors. Subject to the Director’s Continuous Service, Awards shall vest in accordance with either of the following schedules:

(i) Forty percent (40%) of the Shares or Units subject to the Award shall vest on the 4th of January following the award (Vesting Commencement Date), and thirty percent (30%) on each of the second and third anniversaries of the Vesting Commencement Date. Vesting of the Shares or Units shall accelerate so that one hundred percent (100%) of the Shares or Units subject to the Award shall vest (i) immediately prior to a Change in Control Event or (ii) upon termination of the Director’s Continuous Service as a result of death, Disability or Retirement. With respect to Restricted Stock Units, the conversion of the Units into Shares, however, will not occur until the Director’s Continuous Service terminates, or immediately prior to a Change in Control Event.

(ii) With respect to Restricted Stock Units, awards shall be credited with notional dividends at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on the Common Stock. Any such notional dividends shall be valued as of the date on which they are credited to the Director and reallocated to acquire additional Units. Such additional Units shall vest in accordance with the vesting schedule set forth in the applicable Award Agreement as if such Units had been issued on the date of such Award (if any).

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